Exhibit 9.2

CUENTAS, INC.

UNSECURED CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE CONVERSION SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Up to $2,000,000	Issue Date: July 26, 2019

Maturity Date: February 28, 2022

FOR VALUE RECEIVED, Cuentas, Inc., a Florida corporation (together with its successors and assigns, the “Company”), with principal offices at 19 W. Flagler St., Suite 902, Miami, FL 33130, hereby promises to pay to the order of Dinar Zuz LLC, with principal offices at 1898 NW 74th Avenue, Pembrook Pines, FL 33024 or the Holder’s (as defined below) permitted assigns, the principal sum of Two Million Dollars ($2,000,000.00) (the “Principal Amount”), together with unpaid interest on the unpaid Principal Amount (payable to the Holder in accordance with Section 2 hereof) at a rate equal to US Prime Rate plus 2% on an annualized average) percent per annum until the Principal Amount and all interest accrued thereon are paid (or converted, as provided in Section 3 hereof).

The unpaid Principal Amount, together with any then unpaid accrued interest, shall be due and payable on February 28, 2022 (the “Maturity Date”) at the principal offices of the Company or by check or wire transfer of immediately available funds to the address of the Holder of this Unsecured Convertible Promissory Note (this “Note”) in lawful money of the United States, unless this Note shall have been previously converted.

This Note is unsecured.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder hereof, by the acceptance of this Note, agrees:

1. Definitions. The following definitions shall apply for all purposes of this Note. Other definitions are defined elsewhere in this Note.

1.1 “Common Stock” means the Company’s common stock, par value $0.001 per share.

1.2 “Conversion Securities” means the Company’s capital stock or other securities of the Company issued upon conversion of the Note.

1.3 “Holder” means any person or entity which shall at the time be the registered holder of this Note.

1.4 “Issue Date” means the date this Note was issued, such date as is first referenced above.

2 Interest. Interest accrued under this Note will be payable on the Maturity Date

3 Conversion.

1.5 Conversion. This Note shall be convertible in accordance with the terms in Subscription Agreement entered into on July 26th, 2019 by and between Cuentas, Inc., a Florida corporation , Zuz Dinar LLC, a Florida limited liability company, and Arik Maimon and Michael De Prado.

Issuance of Conversion Securities. As soon as practicable after conversion of this Note, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder, a certificate or certificates (or, at the Company’s option, a non-certificated confirmation of the issuance of such securities) for the amount of Conversion Securities to which the Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company, or by the Company’s Certificate of Incorporation or Bylaws (each as may be amended from time to time)). Such conversion shall be deemed to have been made on the date of the Conversion. No fractional shares will be issued upon conversion of this Note.

4 Prepayment. The Company may repay all or any portion of the then outstanding Loan Balance under this Note in cash at any time without prejudice or penalty.

5 Events of Default. The entire unpaid Loan Balance shall, on written notice to the Company given by the Holder, forthwith become and be due and payable if any one or more of the following events (each, an “Event of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing. An Event of Default shall occur:

1.6 if failure shall be made in the payment of the Principal Amount or accrued interest due under this Note when and as the same shall become due and such failure shall continue for a period of five (5) business days after such payment is due; or

1.7 if the Company shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of entities, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt; or

1.8 if an involuntary petition shall be filed against the Company under any now existing or future bankruptcy, insolvency or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, and such petition shall not be vacated, stayed or set aside within ninety (90) days from the filing thereof; or

6 Accredited Investor. By his acceptance hereof, the Holder hereby represents that at the time such Holder was offered the Note, the Holder was, as of the date hereof is, and on the date on which he converts any portion of this Notes, he will be, an “accredited investor” as defined in Rule 501(a) of Regulation D.

7 Waivers. The Company expressly waives presentment for payment, protest and demand, notice of protest, demand and dishonor and expressly agrees that this Note may be extended from time to time without in any way affecting the liability of the Company.

8 Holder Acknowledgement. By his acceptance hereof, the Holder hereby acknowledges that he has been advised that as of the date hereof, the Company has complied with its reporting obligations under Section 13 or 15(d) of the Securities Exchange Act of 1934. By accepting this Note, the Holder further acknowledges that he has been furnished by the Company with all information regarding the Company and any additional information that the Holder has requested or desired to know, and has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the Company and the terms and conditions of the Note.

9 No Rights or Liabilities as Stockholder. This Note does not by itself entitle the Holder to any voting, approval rights or other rights as an equity holder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be an equity holder of the Company for any purpose.

10 No Impairment. The Company will not, by amendment of its Certificate of Incorporation or Bylaws (each as may be amended from time to time), or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against impairment.

11 No Third-Party Beneficiaries. Nothing expressed or referred to in this Note is intended to or shall be construed to give any person or entity other than the Holder and the Holder’s successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Note or any provision contained herein.

12 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflict of laws thereof.

13 Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note.

2. 14 Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

Cuentas, Inc.

19 W. Flagler St., Suite 902

Miami, FL 33130

Zuz Dinar LLC

1898 NW 74th Avenue,

Pembrook Pines, FL 33024

15 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Unsecured Convertible Promissory Note to be signed in its name as of the date first above written.

Cuentas, Inc.

By:	/s/ Arik Maimon
Name:	Arik Maimon
Title:	Chief Executive Officer